Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated August 27, 2026, with respect to the consolidated financial statements of Malibu Boats, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Knoxville, Tennessee
August 28, 2026